                                   EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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

                                                                Three Months                 Nine Months
                                                             Ended September 30,         Ended September 30,
                                                         ------------------------     ------------------------
                                                             1996         1995           1996           1995
                                                          (Unaudited)  (Unaudited)    (Unaudited)
                                                            ------       ------         ------         ------
Net income available to common stockholders                $602,351     $218,355      $1,269,938      $864,203
Accrued dividends on preferred stock                              -      (87,720)              -      (343,000)
                                                         ----------   ----------      ----------    ----------
Net income for computing pro forma net income per share     602,351      130,635       1,269,938       521,203
                                                         ==========   ==========      ==========    ==========

Pro forma weighted average common shares outstanding      5,282,517    2,986,239       4,848,039     2,898,354

Shares of common stock assumed to be issued upon
     exercise of common stock options and warrants to
     purchase common stock using treasury stock method,
     including "cheap" options and warrants as outstanding
     for all periods                                        424,483      412,761         510,961       413,646
                                                         ----------   ----------      ----------    ----------
Weighted average number of common and common
     equivalent shares outstanding during the period      5,707,000    3,399,000       5,359,000     3,312,000
                                                         ==========   ==========      ==========    ==========
Pro forma net income per share                                $0.11        $ .06           $0.24         $0.26
                                                         ==========   ==========      ==========    ==========
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